Exhibit (a)(5)(A)

LaBranche & Co Inc.

Jeffrey A. McCutcheon

Senior Vice President & Chief Financial Officer

(212) 820-6220

FOR IMMEDIATE RELEASE

LABRANCHE & CO INC. ANNOUNCES PRELIMINARY

RESULTS OF ITS CASH TENDER OFFER

NEW YORK, March 2, 2010 — LaBranche & Co Inc. (NYSE: LAB) (the “Company”) today announced the expiration and preliminary results of its previously announced offer to purchase for cash (the “Tender Offer”) up to 15 million shares of its common stock. The Tender Offer expired yesterday at 5:00 p.m., New York City time (the “Expiration Date”).

In accordance with the terms and conditions of the Tender Offer, and based on the preliminary count by BNY Mellon Shareowner Services, the depositary for the Tender Offer, the Company expects to purchase approximately 8.7 million shares of its common stock, including approximately 467,000 shares tendered through guaranteed delivery procedures under the terms of the Tender Offer, at a price of $4.60 per share, for a total cost of approximately $40.0 million (excluding fees and expenses relating to the Tender Offer).

Stockholders who tendered their shares by delivering a notice of guaranteed delivery prior to the expiration of the Tender Offer must deliver the related shares and required documents to the depositary within three business days of their execution of the notice of guaranteed delivery.

The number of shares the Company expects to purchase in the Tender Offer represents approximately 16.9% of its outstanding common stock as of January 28, 2010, the last full trading day prior to the commencement of the Tender Offer. As a result of the consummation of the Tender Offer, the Company expects that approximately 42.8 million shares of common stock will be outstanding immediately following payment for the shares purchased in the Tender Offer.

The number of shares to be purchased is preliminary. Final results will be determined following the expiration of the guaranteed delivery period subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not validly withdrawn. The actual number of shares to be purchased will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will commence promptly thereafter. Any shares validly tendered and not purchased due to conditional tenders will be returned at the Company’s expense promptly to the tendering stockholder.

The information agent for the Tender Offer is Morrow & Co., LLC. Questions and requests for information about the Tender Offer should be directed to Morrow & Co. at (800) 607-0088.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF LABRANCHE & CO INC.’S COMMON STOCK.

The Company is the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally, and LaBranche Financial Services, LLC, which provides securities execution, fixed income and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import constitute forward-looking statements. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of the Company and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release. Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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